CLIENT: WILSHIRE BANCORP, INC. CONTACT: Brian E. Cho, EVP & CFO 213.387.3200 www.wilshirebank.com
NEWS RELEASE

WILSHIRE STATE BANK PURCHASES

FULL SERVICE BRANCH IN FORT LEE, NEW JERSEY

AND ESTABLISHES NEW BRANCH IN BAYSIDE, NEW YORK

LOS ANGELES, CA – July 11, 2007 – On July 6, 2007, Wilshire State Bank, the principal banking subsidiary of Wilshire Bancorp, Inc. (Nasdaq: WIBC), purchased a full service branch in Fort Lee, New Jersey. The Fort Lee branch became Wilshire’s 18th branch nationwide and its first full service branch in the State of New Jersey. The new branch will be located at 215 Main Street, in Fort Lee, New Jersey.

On September 1, 2006, Wilshire State Bank entered into an agreement with Royal Bank America, a wholly-owned subsidiary of Royal Bancshares of Pennsylvania, Inc., providing for the purchase and assumption of the branch by Wilshire State Bank. The agreement provides for Wilshire State Bank’s purchase of approximately $5,800,000 in deposits and the assumption of branch-related liabilities.

In addition, Wilshire State Bank established a new branch in Bayside New York on July 6, 2007. The Bayside Branch became Wilshire’s 19th branch nationwide. The Bayside Branch will be located at 210-16 Northern Boulevard, Bayside, New York.

"We are pleased to complete this expansion into the New Jersey market and bolster our presence in the New York metropolitan area," stated Soo Bong Min, President and CEO. "The Bayside and Fort Lee branches will help serve the needs of our ever-growing customer base since the Greater New York banking market extends beyond state lines. This expansion will afford banking services where many of our customers live as well as work."

Chairman Steven Koh added that "The Fort Lee and Bayside branches are testaments to our commitment to the people of the New York market area. These new branches will provide our customers with convenient locations, an experienced staff, and a wide variety of financial products and banking services including loans, deposit products, and business accounts."

Headquartered in Los Angeles, Wilshire State Bank operates 19 branch offices in California, Texas, New Jersey and New York, and seven loan production offices in San Jose, Seattle, Las Vegas, Houston, Atlanta, Denver, and Annandale (in Virginia), and is an SBA preferred lender nationwide. Wilshire State Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area. Wilshire Bancorp’s strategic goals include increasing shareholder and franchise value by continuing to grow its multi-ethnic banking business and expanding its geographic reach to other similar markets with strong levels of small business activity.

www.wilshirebank.com

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the ability to continue to grow Wilshire State Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace and general economic conditions. The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in Wilshire Bancorp's most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by Wilshire Bancorp with the Securities and Exchange Commission.

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NOTE: Transmitted on Prime Newswire at 1:00 p.m. PDT on July 11, 2007.